Exhibit 99.1

KULR Technology Group Lends Battery Production Infrastructure for Rapid Support of NASA's R5 Program

KULR’s New Texas Battery Center of Excellence Facility Demonstrates Fast Turn-Around Time for Customers

SAN DIEGO / GLOBENEWSWIRE / May 02, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), "), a global leader in safe and high-performance energy storage solutions, today announced the Company recently leveraged its battery production capabilities at its newly instituted Webster, Texas facility to support NASA with rapid technical aid and production assistance to help prepare the administration’s R5 flight battery for its quickly approaching Firefly mission. R5, or “Realizing Rapid, Reduced-cost high-Risk Research”, refers to CubeSats designed to operate in Low Earth Orbit (“LEO”) at an affordable cost.

Project objectives require the R5 teams to rely on commercial-off-the-shelf (“COTS”) components whenever possible. More information about the R5 program and its strategy can be found here. A recent round of testing revealed that the battery design required a more robust electrical interconnect (busbar) to supplement the COTS nature of the design. Within six hours of engagement, the KULR team was able to provide NASA’s R5 Team with a solution which successfully passed additional testing the following week. This engagement in particular highlights the collaborative spirit and mindset that drives the Company’s Webster, Texas facility where the singular goal is to provide rapid turnaround energy storage solutions, whether it be for KULR’s commercially marketed KULR ONE Space platform or something entirely customized, such as NASA’s R5 program. KULR’s current facility infrastructure was designed and built upon a goal of providing a holistic approach to battery design in the form of KULR ONE Design Solutions (K1-DS). With K1-DS, KULR can provide in-house and custom battery (1) Design, (2) Testing Services, (3) Analysis/Modeling, (4) Abuse Testing, (5) Cell-Level Characterization and Cycling, (6) Fabrication, and (7) Production Services, all in-one-shop.

Lithium battery technology has been utilized in satellites for over two decades, enhancing mission calendar life, reducing weight, and lowering total cost of ownership for satellite manufacturers and operators. As satellite manufacturers prioritize reduced size and costs, they are consistently seeking advancements in battery technology that offer lighter weight, longer lifespan, and enhanced safety. KULR's comprehensive services, coupled with rapid response turnaround, uniquely position the Company to provide battery solutions for the space industry.

As the space sector enters a new era, the space economy is projected to reach $1.8 trillion by 2035, driven by the increasing prevalence of satellite and rocket-enabled technologies. This forecast comes from a recent collaborative report by the World Economic Forum and consultancy firm McKinsey & Company.

The KULR team, which maintains around-the-clock preparedness for rapid turnaround engagements such as the R5 program, continues to keenly focus on in progress programs including, but not limited to, previously announced Army DEVCOM engagements (categorized as KULR ONE Guardian), expansion of the KULR ONE Space (K1S) portfolio into the CubeSat and SmallSat markets, customized battery design activities, and preparedness for low volume but high technical niche battery production. Additionally, KULR is currently relocating all abuse testing services to its Webster, Texas facility while expanding overall testing capacity by threefold.

William Walker, KULR CTO, stated, "The mission of KULR is bold and is more than just developing next generation energy storage systems. We aim to flip the script for how batteries are designed and what development timelines and costs customers can expect for both custom and semi-custom packs. What we are accomplishing in Webster, Texas exemplifies our execution towards accomplishing that mission. We look forward to adding additional capabilities to the facility soon, and more importantly, we look forward to continued customer engagements where we will focus on providing custom-designed KULR ONE solutions.”

About KULR Technology Group, Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

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